Exhibit 99.2

SOAR Technology Acquisition Corp. Announces Closing of $230 Million Initial Public Offering

NEW YORK – September 20, 2021 – SOAR Technology Acquisition Corp. (the “Company”), a special purpose acquisition company, announced today the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit, which included 3,000,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option.

The units are listed on the New York Stock Exchange and began trading under the ticker symbol “FLYA.U” on September 16, 2021. Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “FLYA” and “FLYA.WT,” respectively.

SOAR Technology Acquisition Corp., led by Joe Poulin through his family office, JPK Capital, Peter Kern, and Inovia Growth Fund II, represented by Chris Arsenault and Patrick Pichette, is a newly organized blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction with one or more businesses or entities in the greater technology or tech-enabled industries.

J.P. Morgan Securities LLC, RBC Capital Markets, LLC and BTIG LLC acted as joint book-running managers for this offering. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from:

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; Telephone: 1-866-803-9204; E-mail: prospectus-eq_fi@jpmchase.com;

•	RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York 10281; Telephone: 1-877-822-4089; Email: equityprospectus@rbccm.com; and

•	BTIG LLC, 65 East 55th Street, New York, New York 10022; Telephone: 1-212-593-7510. Email: ProspectusDelivery@btig.com.

The registration statement relating to the securities became effective on September 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the search for an initial business combination will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contact:

Rory Shepard

SOAR Technology Acquisition Corp.

rory.shepard@soartechnologyacq.com

SOURCE SOAR Technology Acquisition Corp.